Free Writing Prospectus pursuant to Rule 433 dated November 8, 2022

Registration Statement No. 333-253421

,

Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of an unequally-weighted basket comprised of the common stock or common shares (basket stocks) of 109 companies as measured from the trade date to and including the determination date.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the determination date divided by its initial stock price multiplied by (ii) its initial weighted value.

If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal the basket return.

If the final basket level is less than the initial basket level, the return on your notes will be negative and will equal the basket return.

You should read the accompanying preliminary prospectus supplement dated November 8, 2022, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057NVJ3 / US40057NVJ35
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket:	an unequally weighted basket comprised of the common stock or common shares of 109 companies
Basket Stocks	the 109 common stocks or common shares listed under “About the Basket” below.
Basket stock issuer:	the issuer of a basket stock
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	a specified date that is expected to be between 13 and 15 months following the trade date
Stated maturity date:	a specified date that is expected to be the second scheduled business day after the determination date
Hypothetical Payment amount AT Maturity

Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
175.000%	175.000%
150.000%	150.000%
125.000%	125.000%
110.000%	110.000%
105.000%	105.000%
100.000%	100.000%
90.000%	90.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.0000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes)

●if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return; or

●if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Initial basket level:	100
Initial weighted value:	for each of the basket stocks, the product of the initial weight of such basket stock in the basket times the initial basket level.
Final basket level:	the closing level of the basket on the determination date
Closing level of the basket:

on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock

Initial stock price:

for each of the basket stocks, set on the trade date and may be higher or lower than the actual closing price of the basket stock on that date, as determined by the calculation agent in its sole discretion

Final stock price:	for each of the basket stocks, the closing price of such basket stock on the determination date
Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Estimated value range:	$960 to $990 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

About the Basket

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Basket Stock	Current Bloomberg Ticker	Type of Security	Current Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
Alexandria Real Estate Equities, Inc.	ARE	Common Stock	New York Stock Exchange	0.80%	0.80
Altice USA, Inc.	ATUS	Class A Common Stock	New York Stock Exchange	0.31%	0.31
Ameren Corporation	AEE	Common Stock	New York Stock Exchange	0.84%	0.84
Ames National Corporation	ATLO	Common Stock	Nasdaq Capital Market	0.01%	0.01
Arrow Financial Corporation	AROW	Common Stock	Nasdaq Global Select Market	0.03%	0.03
ASGN Incorporated	ASGN	Common Stock	New York Stock Exchange	0.65%	0.65
Avalo Therapeutics, Inc.	AVTX	Common Stock	Nasdaq Capital Market	0.01%	0.01
BJ's Wholesale Club Holdings, Inc.	BJ	Common Stock	New York Stock Exchange	1.84%	1.84
Black Knight, Inc.	BKI	Common Stock	New York Stock Exchange	0.93%	0.93
BOK Financial Corp	BOKF	Common Stock	Nasdaq Stock Market LLC	0.64%	0.64
Boyd Gaming Corporation	BYD	Common Stock	New York Stock Exchange	1.97%	1.97
Brinker International, Inc.	EAT	Common Stock	New York Stock Exchange	1.57%	1.57
Builders FirstSource, Inc.	BLDR	Common Stock	New York Stock Exchange	0.79%	0.79
CACI International Inc	CACI	Common Stock	New York Stock Exchange	1.24%	1.24
Calyxt, Inc.	CLXT	Common Stock	Nasdaq Global Market	0.01%	0.01
CareTrust REIT, Inc.	CTRE	Common Stock	Nasdaq Stock Market LLC	0.45%	0.45
Cass Information Systems, Inc.	CASS	Common Stock	Nasdaq Global Select Market	0.05%	0.05
Central Garden & Pet Company	CENT	Common Stock	Nasdaq Stock Market LLC	0.06%	0.06
Central Garden & Pet Company	CENTA	Class A Common Stock	Nasdaq Stock Market LLC	0.19%	0.19
Charter Communications, Inc.	CHTR	Class A Common Stock	Nasdaq Stock Market LLC	0.75%	0.75

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Community Bank System, Inc.	CBU	Common Stock	New York Stock Exchange	0.40%	0.40
Construction Partners, Inc.	ROAD	Class A Common Stock	Nasdaq Stock Market LLC	0.21%	0.21
Continental Resources, Inc.	CLR	Common Stock	New York Stock Exchange	4.77%	4.77
CSX Corporation	CSX	Common Stock	Nasdaq Global Select Market	1.37%	1.37
Cytomx Therapeutics Inc	CTMX	Common Stock	Nasdaq Global Select Market	0.02%	0.02
Daily Journal Corporation	DJCO	Common Stock	Nasdaq Stock Market	0.01%	0.01
Deciphera Pharmaceuticals, Inc.	DCPH	Common Stock	Nasdaq Global Select Market	0.19%	0.19
Devon Energy Corporation	DVN	Common Stock	New York Stock Exchange	2.50%	2.50
Diamondback Energy, Inc.	FANG	Common Stock	Nasdaq Stock Market LLC	4.10%	4.10
Donegal Group Inc.	DGICA	Class A Common Stock	Nasdaq Global Select Market	0.01%	0.01
Eagle Bancorp, Inc.	EGBN	Common Stock	Nasdaq Stock Market LLC	0.18%	0.18
Earthstone Energy, Inc.	ESTE	Class A Common Stock	New York Stock Exchange	0.09%	0.09
EastGroup Properties, Inc.	EGP	Common Stock	New York Stock Exchange	0.97%	0.97
Ennis, Inc.	EBF	Common Stock	New York Stock Exchange	0.08%	0.08
ESSA Bancorp, Inc.	ESSA	Common Stock	Nasdaq Stock Market LLC	0.01%	0.01
Essential Utilities, Inc.	WTRG	Common Stock	New York Stock Exchange	0.37%	0.37
Evans Bancorp, Inc.	EVBN	Common Stock	NYSE American LLC	0.01%	0.01
First Citizens BancShares, Inc.	FCNCA	Class A Common Stock	Nasdaq Global Select Market	0.85%	0.85
Forestar Group Inc.	FOR	Common Stock	New York Stock Exchange	0.03%	0.03
FutureFuel Corp.	FF	Common Stock	New York Stock Exchange	0.04%	0.04
Genworth Financial, Inc.	GNW	Class A Common Stock	New York Stock Exchange	0.62%	0.62
Global Industrial Company	GIC	Common Stock	New York Stock Exchange	0.06%	0.06
Granite Construction Incorporated	GVA	Common Stock	New York Stock Exchange	0.24%	0.24
Hawkins, Inc.	HWKN	Common Shares	Nasdaq Stock Market LLC	0.07%	0.07
Heritage-Crystal Clean, Inc.	HCCI	Common Stock	Nasdaq Global Select Market	0.03%	0.03
Home Bancorp, Inc.	HBCP	Common Stock	Nasdaq Stock Market LLC	0.01%	0.01
Huntington Ingalls Industries, Inc.	HII	Common Stock	New York Stock Exchange	1.64%	1.64
Insteel Industries, Inc.	IIIN	Common Stock	New York Stock Exchange	0.04%	0.04
J.B. Hunt Transport Services, Inc.	JBHT	Common Stock	Nasdaq Stock Market LLC	1.58%	1.58
Jack Henry & Associates, Inc.	JKHY	Common Stock	Nasdaq Global Select Market	0.50%	0.50
Jounce Therapeutics, Inc.	JNCE	Common Stock	Nasdaq Global Select Market	0.01%	0.01
Liberty Media Corporation	FWONK	Series C Liberty Formula One Common Stock	Nasdaq Stock Market LLC	1.93%	1.93
Ligand Pharmaceuticals Incorporated	LGND	Common Stock	Nasdaq Global Market	0.59%	0.59
Loews Corporation	L	Common Stock	New York Stock Exchange	1.34%	1.34
MacroGenics, Inc.	MGNX	Common Stock	Nasdaq Global Select Market	0.09%	0.09
Madison Square Garden Sports Corp.	MSGS	Class A Common Stock	New York Stock Exchange	0.67%	0.67
Marcus & Millichap, Inc.	MMI	Common Stock	New York Stock Exchange	0.11%	0.11
Matador Resources Company	MTDR	Common Stock	New York Stock Exchange	8.44%	8.44
Maui Land & Pineapple Company, Inc.	MLP	Common Stock	New York Stock Exchange	0.01%	0.01
McGrath RentCorp	MGRC	Common Stock	Nasdaq Global Select Market	0.24%	0.24
Morgan Stanley	MS	Common Stock	New York Stock Exchange	0.94%	0.94
MYR Group Inc.	MYRG	Common Stock	Nasdaq Stock Market LLC	0.16%	0.16
NextGen Healthcare, Inc.	NXGN	Common Stock	Nasdaq Global Select Market	0.20%	0.20
NiSource Inc.	NI	Common Stock	New York Stock Exchange	1.23%	1.23
Nordstrom, Inc.	JWN	Common Stock	New York Stock Exchange	1.39%	1.39
Norfolk Southern Corporation	NSC	Common Stock	New York Stock Exchange	1.43%	1.43
Nucor Corporation	NUE	Common Stock	New York Stock Exchange	3.57%	3.57
NV5 Global, Inc.	NVEE	Common Stock	Nasdaq Stock Market	0.27%	0.27
Ocular Therapeutix, Inc.	OCUL	Common Stock	Nasdaq Global Market	0.08%	0.08
Office Properties Income Trust	OPI	Common Shares of Beneficial Interest	Nasdaq Stock Market LLC	0.08%	0.08
Old Dominion Freight Line, Inc.	ODFL	Common Stock	Nasdaq Stock Market LLC	1.72%	1.72
Otter Tail Corporation	OTTR	Common Shares	Nasdaq Stock Market LLC	0.19%	0.19
Paratek Pharmaceuticals, Inc.	PRTK	Common Stock	Nasdaq Global Market	0.04%	0.04
Paychex, Inc.	PAYX	Common Stock	Nasdaq Global Select Market	1.68%	1.68
PDC Energy, Inc.	PDCE	Common Stock	Nasdaq Global Select Market	3.05%	3.05
Performance Food Group Company	PFGC	Common Stock	New York Stock Exchange	1.90%	1.90
PetIQ, Inc.	PETQ	Class A Common Stock	Nasdaq Global Select Market	0.06%	0.06
PG&E Corporation	PCG	Common Stock	New York Stock Exchange	1.52%	1.52

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Pioneer Natural Resources Company	PXD	Common Stock	New York Stock Exchange	2.84%	2.84
Portland General Electric Company	POR	Common Stock	New York Stock Exchange	0.67%	0.67
Prosperity Bancshares, Inc.®	PB	Common Stock	New York Stock Exchange	1.01%	1.01
Ranger Oil Corporation	ROCC	Class A Common Stock	Nasdaq Stock Market LLC	1.91%	1.91
RH	RH	Common Stock	New York Stock Exchange	1.07%	1.07
Safe Bulkers, Inc.	SB	Common Stock	New York Stock Exchange	0.01%	0.01
Science Applications International Corporation	SAIC	Common Stock	New York Stock Exchange	1.62%	1.62
SiteOne Landscape Supply, Inc.	SITE	Common Stock	New York Stock Exchange	0.79%	0.79
SLM Corporation	SLM	Common Stock	Nasdaq Global Select Market	2.22%	2.22
SM Energy Company	SM	Common Stock	New York Stock Exchange	7.79%	7.79
SmartFinancial, Inc.	SMBK	Common Stock	Nasdaq Stock Market	0.02%	0.02
Spero Therapeutics, Inc.	SPRO	Common Stock	Nasdaq Global Select Market	0.01%	0.01
SunCoke Energy, Inc.	SXC	Common Stock	New York Stock Exchange	0.21%	0.21
Sutro Biopharma, Inc.	STRO	Common Stock	Nasdaq Stock Market LLC	0.03%	0.03
SVB Financial Group	SIVB	Common Stock	Nasdaq Stock Market LLC	1.19%	1.19
T Rowe Price Group, Inc.	TROW	Common Stock	Nasdaq Stock Market LLC	0.94%	0.94
Tejon Ranch Co.	TRC	Common Stock	New York Stock Exchange	0.04%	0.04
Terreno Realty Corporation	TRNO	Common Stock	New York Stock Exchange	0.60%	0.60
Texas Capital Bancshares, Inc.	TCBI	Common Stock	Nasdaq Stock Market	1.25%	1.25
The Cheesecake Factory Incorporated	CAKE	Common Stock	Nasdaq Stock Market LLC	1.71%	1.71
The Ensign Group, Inc.	ENSG	Common Stock	Nasdaq Global Select Market	0.52%	0.52
Tilly's, Inc.	TLYS	Class A Common Stock	New York Stock Exchange	0.07%	0.07
Timberland Bancorp, Inc.	TSBK	Common Stock	Nasdaq Stock Market LLC	0.01%	0.01
Tractor Supply Company	TSCO	Common Stock	Nasdaq Global Select Market	1.83%	1.83
Trex Company, Inc.	TREX	Common Stock	New York Stock Exchange	0.13%	0.13
Trinity Industries, Inc.	TRN	Common Stock	New York Stock Exchange	0.68%	0.68
Turning Point Brands, Inc.	TPB	Common Stock	New York Stock Exchange	0.04%	0.04
UFP Technologies, Inc.	UFPT	Common Stock	Nasdaq Stock Market LLC	0.06%	0.06
Ulta Beauty, Inc.	ULTA	Common Stock	Nasdaq Global Select Market	2.24%	2.24
Universal Health Services, Inc.	UHS	Class B Common Stock	New York Stock Exchange	1.37%	1.37
Voyager Therapeutics, Inc.	VYGR	Common Stock	Nasdaq Global Select Market	0.04%	0.04

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated November 8, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket
▪	Past Basket Stock Performance is No Guide to Future Performance
▪	Hypothetical Past Basket Performance is No Guide to Future Performance
▪	There Is Limited Hypothetical Historical Information About the Basket
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks
▪	The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪	In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock
▪	The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks
▪	Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks
▪	If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	You Have No Shareholder Rights or Rights to Receive Any Basket Stock
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

Risks Related to Conflicts of Interest

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.